Exhibit 3.29

CERTIFICATE OF INCORPORATION

of

IMS GOVERNMENT SOLUTIONS, INC.

* * * * * * * * *

First: The name of the corporation is:

IMS GOVERNMENT SOLUTIONS, INC.

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock.

Fifth: The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Kristen J. Furtak	IMS Health Incorporated 660 West Germantown Pike Plymouth Meeting, PA 19462

Sixth: The Corporation shall have perpetual existence.

Seventh: The board of directors shall consist of five members elected by the stockholders, composed of the following:

•

three (3) members (the “External Directors”) who shall have no financial, contractual, employment or other ties to the Corporation, IMS Health Incorporated, a Delaware corporation (“IMS Health”), which is the sole stockholder of the Corporation, any other affiliate of IMS Health (IMS Health and its affiliates, including the Corporation, are collectively referred to as the “IMS Companies”), or any other provider performing services to one or more programs of the Centers for Medicare and Medicaid Services (“CMS”); and

•	two (2) members (the “Internal Directors”) who are employees of any of the IMS Companies.

An External Director elected by the sole stockholder shall serve as chairman of the board of directors.

Eighth: The board of directors shall have two committees, the Compliance Committee and the Operations Committee.

Ninth: The Operations Committee shall consist of the Internal Directors and shall be responsible for all operations of the Corporation, except for those matters delegated to and undertaken by the Compliance Committee, as set forth below. The Operations Committee, and such other committees as the Operations Committee may designate, is hereby delegated all of the powers and authority of the Board of Directors of the Corporation, except for those powers specifically reserved to the Compliance Committee. Except for matters adopted or approved by the Operations Committee, the board of directors shall have no authority to exercise any of the powers of the Corporation and no vote or action of the board of directors will be effective without the approval of the sole stockholder of the Corporation.

Tenth: The Compliance Committee shall be responsible for material compliance matters as set forth in (i) any Organizational Conflict of Interest Compliance Plan for IMS Government Solutions, Inc., under a contract relating to the Zone Program Integrity Contractor for The Centers for Medicare and Medicaid Services (as amended, the “Plan”) and (ii) other similar Organizational Conflict of Interest Plans as may be required by Federal Government agencies and designated as such by the Corporation to perform federal contracts with those agencies (collectively, (i) and (ii) are the “Plans”). The Director of Contract Compliance or other employee designated by the Operations Committee (the “DCC”) will report any compliance issues associated with the Plans directly to the Compliance Committee. The Compliance Committee is hereby delegated the powers of the board of directors and the ‘Corporation necessary to undertake the matters for which the Compliance Committee is responsible pursuant to this Certificate.

Eleventh: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the sole stockholder or in the By-Laws of the Corporation.

Twelfth: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Thirteenth:

(a) Actions, Suits and Proceedings Other Than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or the person’s appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section (f) below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the sole stockholder.

(b) Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person or on the person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

(c) Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

(d) Notification and Defense of Claim. As a condition precedent to an Indemnitee’ s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section (d). The Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with such claim, but the fees and expenses of such assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, or (iii) the Corporation shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(e) Advance of Expenses. Subject to the provisions of Section (f) below, in the event that the Corporation does not assume the defense pursuant to Section (e) of this Article Thirteenth of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Thirteenth. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(f) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section (a), (b), (c), or (e) of this Article Thirteenth, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections (a), (b) or (e) of this Article Thirteenth the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Sections (a) or (b), as the case may be. Such determination shall be made in each instance by (i) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties of the action, suit or proceeding in question (the “Disinterested Directors”), (ii) if no such quorum is obtainable, a majority vote of a committee of two or more Disinterested Directors, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may be regular legal counsel to the Corporation), or (v) a court of competent jurisdiction.

(g) Remedies. The right to indemnification or advances as granted by this Article Thirteenth shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section (f). Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article Thirteenth shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has not met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section (f) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(h) Subsequent Amendment. No amendment, termination or repeal of this Article Thirteenth or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

(i) Other Rights. The indemnification and advancement of expenses provided by this Article Thirteenth shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or Disinterested Directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article Thirteenth shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article Thirteenth. In addition, the Corporation may, to the extent authorized from time to time by the sole stockholder, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Thirteenth.

(j) Partial Indemnification. If an Indemnitee is entitled under any provision of this Article Thirteenth to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

(k) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(l) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article Thirteenth with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

(m) Savings Clause. If this Article Thirteenth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fee), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article Thirteenth that shall not have been invalidated and to the fullest extent permitted by applicable law.

(n) Definitions. Terms used herein and defined in Sections 145(h) and 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Sections 145(h) and 145(i).

(o) Subsequent Legislation. If the DGCL is amended after adoption of this Article Thirteenth to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

Fourteenth: All matters of interpretation of this Certificate shall be made by the Operations Committee and its conclusions shall be binding and conclusive upon the Corporation and the Compliance Committee.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of October, 2008.

/s/ Kristen J. Furtak
Kristen J. Furtak, Incorporator

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is IMS Government Solutions, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is IMS Government Solutions, Inc., a Virginia corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is IMS Government Solutions, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 5,000 shares of Common Stock, $.01 par value.

SIXTH: The merger is to become effective on the date of filing of this Certificate of Merger.

SEVENTH: The Agreement of Merger is on file at 1499 Post Road, Fairfield, CT 06430, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 16th day of October, A.D., 2008.

By:	/s/ Mark Tanen

Name:	Mark Tanen
Print or Type

Title:	President

IMS GOVERNMENT SOLUTIONS, INC.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

IMS Government Solutions, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of the Corporation, by the written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Section l of the Certificate of Incorporation shall be deleted in its entirety and the following new Section l shall be inserted in lieu thereof:

“The name of the corporation is IQVIA Government Solutions Inc.” (hereinafter referred to as the “Corporation”).

2. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment to Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of November, 2017.

IMS Government Solutions, Inc.

By:	/s/ James H. Erlinger
Name:	James H. Erlinger III
Title:	President

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